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                                  EXHIBIT 20.2

                      Press Release dated November 19, 1996

CISCO COMPLETES ACQUISITION OF NETSYS TECHNOLOGIES

SAN JOSE, Calif. - November 19, 1996 - Cisco Systems, Inc. today announced it has completed the purchase of privately held Netsys Technologies through a stock purchase.

By the terms of the October 14 agreement, Cisco common stock worth approximately $79 million was exchanged for all outstanding shares and options of Netsys Technologies, a pioneer in network infrastructure management and performance analysis software. Cisco has had a strategic reseller agreement with and held a minority equity interest in Netsys since February 1995.

Cisco will integrate Netsys' network infrastructure management tools with CISCO IOS(TM) technologies to simplify network management and planning for customers. By leveraging the graphical World Wide Web and Internet technology to manage today's hybrid internetworks, Netsys' standards-based software technology helps provide a consistent and overarching network management capability that is an important complement to emerging Web-based management solutions. Use of network modeling, planning and analysis helps network managers consolidate their MULTIMEDIA and multiprotocol networks and support multivendor network infrastructures. Netsys' approximately 50 employees, headed by CEO Herb Madan, are now part of Cisco's Central Engineering team headed by Vice President Stu Phillips.

CISCO SYSTEMS (NASDAQ:CSCO) is the leading global supplier of INTERNETWORKING SOLUTIONS for corporate intranets and the global Internet. CISCO'S PRODUCTS--including routers, LAN and WAN switches, dial-up access servers and network management software--are integrated by CISCO IOS(TM) software to link geographically dispersed LANs, WANs and IBM networks. Company news and product/service information are available at World Wide Web site http://www.cisco.com/. Cisco is headquartered in San Jose, Calif.


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This release may consist of forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by Cisco with the S.E.C., specifically the most recent reports on Form 10-K and 10-Q, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

Cisco IOS and Cisco Systems are trademarks, and Cisco and the Cisco Systems logo are registered trademarks of Cisco Systems, Inc. All other trademarks, service marks, registered trademarks or registered service marks mentioned in this document are the property of their respective owners.


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